Exhibit 10.10
SETTLEMENT AGREEMENT, RELEASE AND COVENANT NOT TO SUE
          The following Settlement Agreement, Release and Covenant Not to Sue (“Agreement”) is entered into between Stinger Systems, Inc. a Nevada corporation (the “Company”) and Christopher J. Killoy (“Killoy”):
          WHEREAS, Killoy was employed by the Company from January 19, 2005 until March 3, 2005 and continued to render services through March 10, 2005. When he left the Company, Killoy was Vice President of Sales and Marketing.
          WHEREAS, Killoy signed an Employment Agreement that contains several post-employment restrictions and, under certain circumstances, that are applicable, a Severance Benefit.
          WHEREAS, the Company and Killoy desire to enter into this Agreement so that Killoy may receive his Severance Benefit and in full settlement and compromise of any and all potential claims against each other arising out of Killoy’s employment with the Company and his resignation from the Company.
          NOW, THEREFORE, and in consideration of the promises, releases, covenants and acts discussed below, and for other valuable consideration, the sufficiency and adequacy of which the parties acknowledge, the Company and Killoy covenant, warrant, represent and agree as follows:
          A. For the sole consideration described below, the receipt and sufficiency of which are hereby acknowledged, Killoy does hereby forever release and discharge the Company including all of its parents, subsidiaries, predecessors, affiliates, successors, assigns, members, partners, officers, officials, representatives, attorneys, administrators, employees, insurers, shareholders, directors and agents, and each of them in both their official and individual capacities (collectively referred to as the “Company”), from any and all claims, demands, debts, damages, reimbursements, interest (including all pre-settlement and post-settlement interest, except as described in Paragraph I below), promises, liabilities, obligations, actions, causes of action or suits at law or in equity (collectively referred to as “Claims”), of any and every kind, nature, or description whatsoever, which he or his heirs, administrators or his personal representatives may have had, now have or may now or hereafter have or assert against the Company, on account of any matter what ever arising from the beginning of time through the date of this Agreement, inclusive, whether such claims be known or unknown, knowable, or unknowable, suspected or unsuspected, and in particular (without limiting the generality of the foregoing) all of such claims arising, growing out of or resulting from Killoy’s employment with the Company and the cessation of his employment with the Company, including but not limited to:
(1)	all actual or alleged Claims arising under the Civil Rights Acts of 1866, 1964 and 1991, the Fair Labor Standards Act, the Equal Pay Act, the Age Discrimination in Employment Act, the Rehabilitation Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and all other federal or state laws affecting employers and employees including, but not limited to, M.G.L.c. 149 §§ 105A-105D, M.G.L.c. 93, §§ 102-03, claims which were or could have been asserted in any charge or complaint filed with the Equal Employment Opportunity Commission;

(2)	all actual or alleged Claims arising under MGL chapter 151B, et seg, including but not limited to, Claims which were or could have been asserted in any charge or complaint filed with the Massachusetts Commission Against Discrimination or in any court;

(3)	all actual or alleged Claims arising of whatsoever nature, based upon or arising out of any wage claim and/or out of a claim of breach of contract; fraud; violation of constitutional, statutory or common law public policy; interference with contract; interference with advantageous relations; claims for personal injury; wrongful discharge; constructive discharge; retaliation; defamation; infliction of emotional distress; invasion of privacy; false imprisonment; assault; intentional tort; loss of consortium or services; and/or any other applicable federal, state or local law, ordinance, regulation, or order; and

(4)	all Claims for attorney fees, multiple damages, exemplary damages, and costs under any of the aforementioned charges, complaints, and/or statutory provisions.

          B. Killoy hereby represents that no such Claims or charges regarding employment discrimination, unemployment compensation or any Claims listed in Paragraph A, above have been filed or are pending. Subject to Section N, below, Killoy shall retain only the right to initiate legal action to enforce the terms of this Agreement.
          C. Killoy and the Company hereby confirm that Killoy’s employment with the Company terminated on March 3, 2005. Killoy covenants that he will not in the future seek employment, consultant, or independent contractor status with or by the Company, or any corporation, partnership, agency or entity controlled owned or operated by it, and that such an arrangement is just and appropriate under the circumstances. Killoy agrees that if the Company or any corporation, partnership, agency or entity controlled by it declines to offer Killoy employment, consultant or independent contractor status, Killoy will not sue over the failure to allow Killoy to obtain such employment, consultant or independent contractor status. Killoy further specifically agrees that a breach by Killoy of the promises contained in this Paragraph shall constitute lawful and just cause for the Company to terminate Killoy’s employment if Killoy already is employed by the Company.
          D Killoy acknowledges that, by signing this Agreement and by providing the release of claims and covenant not to sue set forth above:

(1)	this Agreement has been written in understandable language, and all of its provisions are understood by Killoy;

(2)	Killoy is knowingly and voluntarily entering into this Agreement;

(3)	neither Killoy nor the Company are admitting any liability or violation of any law, contract or other agreement;

(4)	the benefits being provided to Killoy pursuant to this Agreement are more than Killoy would otherwise be entitled to receive if Killoy did not sign this Agreement;

(5)	this Agreement is being signed by Killoy without relying upon any statements by the Company or its representatives concerning the nature or extent of any claims or damages or legal liability;

(6)	Killoy has been advised in writing, and has been given the opportunity, to consult with an attorney before signing this Agreement, and he has done so; and

(7)	Killoy has had a reasonable and sufficient period time within which to consider this Agreement before accepting it

(8)	Should Killoy decline to accept this Agreement, this Agreement shall have no force or effect and neither its terms, nor any of the discussions of the parties relating to it shall be admissible in evidence in any proceeding.

          E. Killoy understands and agrees that the terms of this Agreement, including the amount of the settlement described in Paragraph I below, are to remain strictly confidential between the parties to the maximum and fullest extent permitted by law, that this non-disclosure covenant is of critical importance to the Company, and that the violation of the same may cause irreparable injury to the Company. Killoy will not, without the written consent of either the Company or an agent authorized by the Company, publicize in, or communicate to any person, governmental or other regulatory agency, newspaper, electronic media or other public or private forum, including but not limited to the Internet, concerning Killoy’s past or current terms and conditions of employment, the manner in which Killoy’s employment has been concluded, or the Company’s status with any governmental or regulatory agency, except that Killoy may provide information to his tax preparer, accountant(s), and attorneys with a legitimate need to know such information so long as said person(s) to whom this Agreement are disclosed first agree(s) to keep this Agreement and its terms strictly confidential. In the event Killoy or anyone acting on his behalf is served with a subpoena or other legal process purporting to require the production of information the disclosure of which is prohibited by this Agreement, Killoy will use his best efforts to provide the Company with prompt written notice (describing the information being sought, the party seeking same and the date by which the information is to be produced), so that the Company may seek a protective order or take other action to limit said disclosure and/or may waive compliance with the provisions of this Agreement. Pending the Company’s receipt of such notice from Killoy, Killoy will use all lawful means reasonably available to him to resist disclosing information which is protected by this Agreement. Nothing in this paragraph will require Killoy to refuse to cooperate with any state, federal or local criminal investigation or to obstruct or impede such investigation, provided that Killoy shall provide only honest and accurate information in response to any inquiries during any such investigation.
          F. Killoy covenants that he shall not solicit, induce, encourage, assist, aid and abet, finance, make loans to, participate in or be connected in any manner, directly or indirectly, with the prosecution of any claims of any type, whether individual or derivative, against the Company by any person or entity. Killoy may testify in any court, arbitration, or administrative proceeding if he is properly subpoenaed; provided, however, that in any such proceeding Killoy shall not, directly or indirectly: (1) offer to be subpoenaed or offer to appear to testify; (2) suggest that he be subpoenaed or suggest that he appear or testify; (3) voluntarily appear or testify; (4) voluntarily offer any information or testimony except to respond directly to specific questions; or (5) suggest or encourage anyone to ask him specific questions.
          G. Killoy agrees that he shall not make any damaging remarks, oral or written, private or public, directly or indirectly, to any person or entity (1) about the Company or any current or former employee of the Company, (2) about the nature of the relationship between or among the parties, (3) about the business practices or habits of the Company, (4) about the Company’s status with any governmental or regulatory agency; or (5) about any issues raised in any actual or potential litigation initiated by Killoy.
          H. Killoy understands and agrees that should he, or any person acting on his behalf, either directly or indirectly, breach his obligations under this Agreement, including, but not limited to his obligations delineated in Paragraphs E, F, and G, above, such action shall be deemed a material breach; without limiting the availability of appropriate remedies, the Company shall be relieved from performing any further obligations under this Agreement; and Killoy shall be required to return all consideration received by him, together with interest at the rate of ten per cent (10%) per annum from the date of payment, payable upon demand.
          I. In consideration of the foregoing releases and covenants, the Company and Killoy agree that:

(1)	Notwithstanding the fact that Killoy’s obligation to perform services for the Company concluded on March 3, 2005 and that he rendered services though March 10, 2005, and notwithstanding the manner of payment prescribed by Section 7 of the Employment Agreement, the Company agrees to pay Killoy a one-time, lump sum severance payment in the gross amount of $143,889.11 by May 1, 2005, which will represent salary continuation payments of $175,000.00 through and until March 10, 2006 (as prescribed by Section 7 of the Employment Agreement), less $15,123.21 in severance payments already made and a 10 percent reduction of the remaining amount in consideration of making the payment in a lump sum. The Company shall withhold applicable taxes and other withholdings from the gross amount. The Company and Killoy agree that the amount established herein is a supplemental payment to a former employee and that, pursuant to the Small Business Job Protection Act of 1996, which amended Section 104(a)(2) of the Internal Revenue Code, the withholdings applicable to the supplemental payment must be assessed at the rate pertaining to former employees and, accordingly, the withholdings must be calculated at the following flat tax rates and amounts:

Federal Income Tax: 25%, or $35,972.28
Federal FICA tax: 6.2% on the first $, or $
Federal Medicare Tax: 1.45%, or $2086.39
Massachusetts Income Tax: 5%, or $7,194.46
The Company also will reimburse Killoy for all outstanding business expenses, including cancellation charges for equipment incurred by Killoy in connection with the East Longmeadow, Massachusetts office, and Killoy acknowledges that he has received payment for all such outstanding business expenses as of the date of his singing this Agreement.

(2)	So that Killoy will be allowed to receive the lump sum payment described in Subparagraph (1), above, the parties agree to characterize Killoy’s cessation of employment as a termination of employment by Killoy because the Company has moved its primary location outside of Western Massachusetts, in accordance with Section 7(b) of the Employment Agreement. The parties also agree that the cessation of Killoy’s employment shall not be characterized as a “resignation for good reason” in accordance with Section 7(c) of the Employment Agreement, and as defined by Section 7(d) of the Employment Agreement.

(3)	In accordance with Section 9 of the Employment Agreement and Sections 1 and 4(d) of the Non-Statutory Stock Option Agreement, which is Exhibit B to the Employment Agreement, but notwithstanding the deadline contained in Section 4(d) of the Non-Statutory Stock Option Agreement, Killoy shall have the right to exercise his Option to purchase up to 50,000 shares of the Company at the price of $1.00 per share no later than June 1, 2005 or 30 days after the first registration of the Company’s securities immediately following the date hereof (the “Next Registration”) to be filed by the Company is approved by the SEC, whichever occurs later. Such Option shall be exercised in accordance with Section 5 of the Non-Statutory Stock Option Agreement. The Company shall use its best efforts to (a) incorporate Killoy’s options into the Next Registration and (b) fully cooperate and facilitate the exercise of Killoy’s options upon receipt of Killoy’s notice to the Company of his desire to exercise said options. The Company shall provide Killoy with notice of the Next Registration’s approval by the SEC within five days of said approval. All notices, requests, demands and other communications from the Company to Killoy shall be in writing and shall be deemed to have been duly given if delivered personally, by telepcopy (with confirmation of receipt), mailed by certified or certified mail return receipt requested, or delivered via overnight delivery service for which evidence of receipt is produced: if to Killoy c/o Robinson Donovan, P.C., Attn: John C. Sikorski, Esq., 1500 Main Street, Springfield, MA 01115.

(4)	The Company agrees to release Killoy from any claims involving the performance of any future responsibilities under Section 1 of the Employment Agreement; provided that Killoy shall continue to be required to comply with: (a) Sections 11-13 of the Employment Agreement; (b) the Company’s Employee Confidentiality and Non-Compete Agreement (hereafter “Confidentiality Agreement”) referred to in Section 11 of the Employment Agreement; and (c) Paragraph J and the proviso in Paragraph L(3) of this Agreement.

(5)	Killoy waives any claim for interest on the payments indicated in Subparagraph (1), above, provided that such payments are issued within the time periods delineated in this Agreement.

It is also understood, agreed and acknowledged that Killoy shall not be entitled to receive any other payments, compensation or benefits of any nature from the Company from and after such effective date of resignation including, but not limited to, the bonus specified in Section 4 and Schedule A of the

Employment Agreement, telephone allowance, medical, dental, short-term disability insurance, life insurance, or other benefits.
          J. On or before the termination of his employment with the Company, Killoy shall return to the Company all of its property, including PC’s, notebook computers or other hardware either provided by the Company to Killoy or purchased by Killoy and reimbursed by the Company for use in performing his job responsibilities, keys, documents and confidential information in Killoy’s possession or control, except as otherwise provided in this Agreement. Killoy further agrees that he shall not retain any copies, duplicates, reproductions or excerpts of any confidential information of the Company and that he shall not use or disclose any of such information to others. Killoy understands and acknowledges that the disclosure of any such information (including, but not limited to names of customers, terms and conditions of transactions, pricing techniques or methods) will cause irreparable harm to the Company. Killoy shall continue to be required to comply with Sections 11-13 of the Employment Agreement in effect as of the date hereof. The parties agree that the definition of “Competitive Business” in the Employment Agreement shall mean a person or entity that competes directly with the Company in any product that is the same as or similar to or competes with a product that was being researched, developed, produced, marketed, leased or sold by the Company at the time that Killoy was employed by the Company (hereafter “Conflicting Products”), provided that should Killoy be employed by a company that, subsequent to the start of his employment with that company, engages in, or is about to become engaged in, research on or development, production, marketing, leasing or selling of a Conflicting Product, then Killoy shall not: (1) render any services, directly or indirectly, to such company in connection to the research, development, production, marketing, leasing, sale, merchandising or promotion of any Conflicting Products or engage in any actions otherwise in violation of Sections 11-13 of the Employment Agreement; and (2) shall provide written assurance satisfactory to the Company from such company and from Killoy that Killoy will not engage, directly or indirectly, in any such activities.
          K The parties agree that this Agreement shall be construed under the laws of the State of North Carolina. The parties consent to the jurisdiction and venue of the North Carolina Court in any legal action to enforce and construe the terms of this Agreement. The Company shall be entitled to both temporary and permanent injunctive relief (without the requirement for posting a bond) in order to enforce its rights, in addition to any other remedies available to the Company.
          L. This Agreement (1) shall be binding upon and inure to the benefit of the Company, Killoy and their respective personal representatives, heirs, successors and assigns, (2) shall be governed by and construed in accordance with the local laws of the State of North Carolina, and (3) supersedes all prior understandings or agreements (whether oral or written) between the Company and Killoy; provided, however, that Killoy’s obligations under the Confidentiality Agreement and Sections 11 through 13 of the Employment Agreement, regarding Killoy’s post-termination non-disclosure, non-competition, and non-solicitation obligations and fairness of provisions shall remain in full force and effect and survive the execution and delivery of this Agreement.
          M. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered personally, by telepcopy (with confirmation of receipt), mailed by certified or certified mail return receipt requested, or delivered via overnight delivery service for which evidence of receipt is produced, if to the Company, c/o Stringer Systems, Inc., 1901 Roxborough Road, Charlotte, North Caroline 28211 Attention: Robert Gruder, and to Killoy c/o Robinson Donovan, P.C.,

Attn: John C. Sikorski, Esq., 1500 Main Street, Springfield, MA 01115, or such other address as either party shall have designated in writing to the other party.
          N. Except for the Company’s rights to damages and/or injunctive relief relating to claims pursuant to Sections 11 through 13 of the Employment Agreement and Paragraph J and the proviso to Paragraph L(3), above, of this Agreement, any disputes or disagreements between the parties relating to or arising out of the terms of this Agreement or the alleged breach thereof shall be submitted to binding arbitration. If the parties are unable to agree upon an arbitrator within seven days after notice of any such claim from either party, an arbitrator shall be selected from a panel furnished by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures. Such arbitration shall take place at JAMS’ office in Boston, Massachusetts or such other location mutually acceptable to the parties. The award of the arbitrator shall be final and binding upon the parties. The arbitrator shall have no authority to order specific performance or to add to, subtract from or modify this Agreement, but shall have the authority only to interpret this Agreement. The arbitrator’s fee and other common expenses of the arbitration shall be borne equally by the parties, except that each party shall be responsible for its own attorney fees, except as otherwise provided by law as part of the damages or recovery related to any claim made in such arbitration.
          O. No provision of this Agreement, including this sentence, may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by the Company and Killoy. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
          P. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect. If a court of competent jurisdiction determines that any restriction in this Agreement is overbroad or unreasonable under the circumstances, such restriction shall be modified or revised by such court to include the maximum reasonable restriction allowed by law.
          Q. This Agreement may be executed in one or more counterparts, each being deemed an original and enforceable against the signing party, but together constituting one and the same agreement.
          R. THE PARTIES DECLARE AND ACKNOWLEDGE THAT NO PROMISE OR AGREEMENT NOT HEREIN EXPRESSED HAS BEEN MADE TO EACH OTHER, THAT THIS MUTUAL RELEASE AND COVENANT CONTAINS THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO EXCEPT AS OTHERWISE SET FORTH HEREIN INCLUDING, BUT NOT LIMITED TO, PARAGRAPH I, ABOVE, AND THAT THEY FULLY UNDERSTAND THE MEANING AND INTENT OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, ITS FINAL AND BINDING EFFECT. KILLOY HAS BEEN ADVISED IN WRITING, AND HAS BEEN GIVEN THE OPPORTUNITY, TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT, AND HE HAS DONE SO.
KILLOY AGREES THAT HE SHOULD CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

SHOULD KILLOY NOT CONSULT WITH AN ATTORNEY AT ALL TIMES BEFORE SIGNING THIS AGREEMENT, HE DOES SO KNOWINGLY AND VOLUNTARILY, AND HE ACKNOWLEDGES THAT ANY SUCH FAILURE TO CONSULT WITH AN ATTORNEY AT ALL TIME SHALL NOT HEREAFTER CONSTITUTE A BASIS FOR CONTESTING OR INVALIDATING THIS AGREEMENT.
Signed at the locations and on the dates indicated below.

CHRISTOPHER J. KILLOY	STINGER SYSTEMS, INC., a Nevada
Corporation

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